Exhibit 99.3



INDEPENDENT AUDITORS' REPORT


To the Partners of
  Nooney Real Property Investors-Two, L.P.:

We have audited the accompanying balance sheets of Nooney Real Property Investors-Two, L.P. (a limited partnership) as of November 30, 1996 and 1995, and the related statements of operations, partners' equity (deficiency in assets) and cash flows for each of the three years in the period ended November 30, 1996. Our audits also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Real Property Investors-Two, L.P. as of November 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects the information set forth therein.



DELOITTE & TOUCHE LLP



January 10, 1997
St. Louis, Missouri

NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

BALANCE SHEETS
NOVEMBER 30, 1996 AND 1995
----------------------------------------------------------------------------------------------------------------------

ASSETS                                                           1996              1995
CASH AND CASH EQUIVALENTS                                   $    596,247      $    628,358

ACCOUNTS RECEIVABLE                                              147,278           118,202

PREPAID EXPENSES AND DEPOSITS                                     46,229            38,356

INVESTMENT PROPERTY (Note 3):
  Land                                                         1,886,042         1,886,042
  Buildings and improvements                                  13,965,067        13,572,201
                                                            ------------      ------------

                                                              15,851,109        15,458,243
  Less accumulated depreciation                               (8,391,993)       (7,942,832)
                                                            ------------      ------------

                                                               7,459,116        7,515,411

DEFERRED EXPENSES - At amortized cost                            105,224          139,838
                                                            ------------      ------------

 TOTAL                                                      $  8,354,094      $  8,440,165
                                                            ============      ============


LIABILITIES AND PARTNERS' EQUITY (DEFICIENCY IN ASSETS)

LIABILITIES:
  Accounts payable and accrued expenses                     $    572,660      $    354,307
  Refundable tenant deposits                                      72,449            61,263
  Mortgage notes payable (Note 3)                              7,999,107         8,331,643
                                                            ------------      ------------

          Total liabilities                                    8,644,216         8,747,213

PARTNERS' EQUITY (DEFICIENCY IN ASSETS)                         (290,122)         (307,048)
                                                            ------------      ------------

TOTAL                                                       $  8,354,094      $  8,440,165
                                                            ============      ============


See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
YEARS ENDED NOVEMBER 30, 1996, 1995 AND 1994
-------------------------------------------------------------------------------------------------

                                                            1996           1995           1994
REVENUES:
  Rental and other income (Notes 4 and 6)               $ 2,301,696    $ 2,331,934    $ 2,344,886
  Interest                                                   14,952          9,770         12,482
                                                        -----------    -----------    -----------

          Total revenues                                  2,316,648      2,341,704      2,357,368
                                                        -----------    -----------    -----------

EXPENSES:
  Interest                                                  775,729        838,277        860,191
  Depreciation and amortization                             518,000        493,498        505,528
  Real estate taxes                                         379,527        413,490        460,075
  Repairs and maintenance                                   109,051        104,119        100,005
  Property management fees - related party                  114,645        116,228        118,667
  Other operating expenses (includes $30,000 in each
    year to related party)                                  402,770        321,648        347,946
                                                        -----------    -----------    -----------

          Total expenses                                  2,299,722      2,287,260      2,392,412
                                                        -----------    -----------    -----------

NET INCOME (LOSS)                                       $    16,926    $    54,444    $   (35,044)
                                                        ===========    ===========    ===========

NET INCOME (LOSS) ALLOCATION:
  General partners                                      $       169    $       544    $      (350)
  Limited partners                                           16,757         53,900        (34,694)

LIMITED PARTNERSHIP DATA:
  Net income (loss) per unit                            $      1.40    $      4.49    $     (2.89)
                                                        ===========    ===========    ===========

  Weighted average limited partnership units
    outstanding                                              12,000         12,000         12,000
                                                        ===========    ===========    ===========


See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF PARTNERS' EQUITY (DEFICIENCY IN ASSETS)
YEARS ENDED NOVEMBER 30, 1996, 1995 AND 1994
--------------------------------------------------------------------------------


                                           Limited       General
                                           Partners      Partners        Total

BALANCE (DEFICIENCY IN ASSETS),
  DECEMBER 1, 1993                        $(243,475)    $ (82,973)    $(326,448)

  Net loss                                  (34,694)         (350)      (35,044)
                                          ---------     ---------     ---------

BALANCE (DEFICIENCY IN ASSETS),
  NOVEMBER 30, 1994                        (278,169)      (83,323)     (361,492)

  Net income                                 53,900           544        54,444
                                          ---------     ---------     ---------

BALANCE (DEFICIENCY IN ASSETS),
  NOVEMBER 30, 1995                        (224,269)      (82,779)     (307,048)

  Net income                                 16,757           169        16,926
                                          ---------     ---------     ---------

BALANCE (DEFICIENCY IN ASSETS),
  NOVEMBER 30, 1996                       $(207,512)    $ (82,610)    $(290,122)
                                          =========     =========     =========


See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS
YEARS ENDED NOVEMBER 30, 1996, 1995 AND 1994
-----------------------------------------------------------------------------------------------------------------------

                                                             1996          1995          1994
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                       $  16,926     $  54,444     $ (35,044)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
      Depreciation                                          474,196       438,029       471,158
      Amortization of deferred expenses                      43,804        55,465        34,370
      Changes in accounts affecting operations:
        Accounts receivable                                 (29,076)      128,799      (128,857)
        Due from Nooney Krombach Company                                                  4,826
        Prepaid expenses and deposits                        (7,873)      (27,511)           63
        Deferred expenses                                   (34,225)     (126,883)      (10,908)
        Accounts payable and accrued expenses               218,353       (35,420)      (25,902)
        Refundable tenant deposits                           11,186         6,433         5,828
                                                          ---------     ---------     ---------

          Net cash provided by operating activities         693,291       493,356       315,534
                                                          ---------     ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Net additions to investment property                     (392,866)     (135,205)      (63,324)
                                                          ---------     ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES -
  Payments on mortgage notes payable                       (332,536)     (332,832)     (307,491)
                                                          ---------     ---------     ---------

NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS                                               (32,111)       25,319       (55,281)

CASH AND CASH EQUIVALENTS, BEGINNING OF
  YEAR                                                      628,358       603,039       658,320
                                                          ---------     ---------     ---------

CASH AND CASH EQUIVALENTS, END OF YEAR                    $ 596,247     $ 628,358     $ 603,039
                                                          =========     =========     =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION - Cash paid during the year for interest    $ 741,503     $ 843,312     $ 859,563
                                                          =========     =========     =========

See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED NOVEMBER 30, 1996, 1995 AND 1994
--------------------------------------------------------------------------------


1.    BUSINESS

      Nooney Real Property Investors-Two, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on September 26, 1979. The Partnership was organized to invest primarily in income-producing real properties such as shopping centers, office buildings, other commercial properties, apartment buildings, warehouses and light industrial properties. The Partnership's portfolio is comprised of: a shopping center located in West St. Louis County, Missouri; an office/warehouse complex, a multi-tenant office and a warehouse all located in Indianapolis, Indiana. These properties generated 24.1%, 21.0%, 17.6% and 37.3% of rental and other income, respectively, for the year ended November 30, 1996.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      The corporate general partner is a wholly-owned subsidiary of Nooney Company. One of the individual general partners is an officer, director and shareholder of Nooney Company. The other individual general partners' spouse is a shareholder of Nooney Company. Nooney Krombach Company, a wholly-owned subsidiary of Nooney Company, manages the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $114,645, $116,228 and $118,667 for the years ended November 30, 1996, 1995 and 1994, respectively. Additionally, the Partnership pays Nooney Krombach Company $30,000 annually as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents.

      Investment property is recorded at the lower of cost or net realizable value. Impairment is determined if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property.

      Land, buildings and improvements are depreciated over their estimated useful lives using the straight-line method.

      Deferred expenses consist primarily of lease fees and financing costs and are amortized over the terms of their respective leases or notes.

      Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. At November 30, 1996 accounts receivable include approximately $11,000 ($12,000 in 1995) of accrued rent concessions which is not yet due under the terms of the various lease agreements.

      Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

      Pursuant to the terms of the Partnership Agreement, income and losses from operations and cash distributions are allocated pro rata to the general and limited partners based upon the relationship of original capital contributions.

      Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the year.

3.    MORTGAGE NOTES PAYABLE

      Mortgage  notes  payable as of November  30, 1996 and 1995 and the related collateral book values consist of the following:
                                                                                          1996          1995
Maple Tree Shopping Center
(Book value of $1,067,832 at November 30, 1996)
 9.125%, due in monthly installments of $17,911, including
 interest, to 2009                                                                     $1,604,116    $1,669,401
  Note payable to bank, principal due in monthly installments of
    $1,208 plus  interest at bank's prime rate (8.25% at November 30, 1996) plus
    1-1/2% to November 1, 1997 when entire
    principal balance is due                                                              275,564       290,060

Park Plaza I & II Office/Warehouse Complex
(Book value of $898,925 at November 30, 1996)
 9.5%, due in monthly installments of $12,669, including interest,
 to 2003                                                                                  781,320       855,308

Morenci Professional Park
(Book value of $1,674,612 at November 30, 1996)
 10.25%, due in monthly installments of $15,682, including
 interest, to 2005                                                                      1,096,814     1,168,513
  Note payable to bank, principal due in monthly installments of
    $1,111 plus  interest at bank's prime rate (8.25% at November 30, 1996) plus
    1-1/2%, to November 1, 1997, when entire
    principal balance is due                                                              246,593       259,925

Jackson Industrial Park, Building A
(Book value of $3,817,747 at November 30, 1996)
 9.31%, due in monthly installments of $39,203, including interest,
 to 2000, when remaining principal balance of $3,542,902 is due                         3,994,700     4,088,436
                                                                                       ----------    ----------

            Total                                                                      $7,999,107    $8,331,643
                                                                                       ==========    ==========

In November 1996, the 8.25% mortgage notes payable were refinanced with the same lender, which extended the terms to November 1997.

      The mortgage notes are collateralized by deeds of trust and assignments of rents on all investment properties. Principal payments required during the next five years are as follows:

                        1997                   $  362,849
                        1998                      368,419
                        1999                      405,151
                        2000                    3,964,933
                        2001                      340,959

      In accordance with Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities. The estimated fair value of mortgage notes payable with maturities of less than one year are valued at their carrying amounts included in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. The carrying amount and estimated fair value of the Partnership's debt at November 30, 1996 and 1995 are summarized as follows:

                                          1996                    1995
                                 ----------------------  -----------------------
                                  Carrying    Estimated   Carrying    Estimated
                                   Amount    Fair Value    Amount    Fair Value

      Mortgage Notes Payable     $7,999,107  $8,323,000  $8,331,643  $8,684,000

      Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of the Partnership's debt obligations at fair value may not be possible and may not be a prudent management decision. The potential loss on extinguishment at November 30, 1996 does not take into consideration expenses that would be incurred to settle the debt obligations at fair value.

4.    RENTAL REVENUES UNDER OPERATING LEASES

      Minimum future rental revenues under noncancelable operating leases in effect as of November 30, 1996 are as follows:

      1997                                                           $1,859,000
      1998                                                            1,420,000
      1999                                                            1,079,000
      2000                                                              737,000
      2001                                                              104,000
      Remainder                                                         295,000
                                                                     ----------

          Total                                                      $5,494,000
                                                                     ==========

      In addition, certain lease agreements require tenant participation in certain operating expenses and additional contingent rentals based upon percentages of tenant sales in excess of minimum amounts. Tenant participation in expenses included in revenues approximated $236,000 for the year ended November 30, 1996 ($240,000 in 1995) and was insignificant for the year ended November 30, 1994. Contingent rentals were not significant for the years ended November 30, 1996, 1995 and 1994.

5.    FEDERAL INCOME TAX STATUS

      The general partners have received a ruling from the Internal Revenue Service that Nooney Real Property Investors-Two, L.P. is considered a partnership for income tax purposes.

      Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment property additions after December 31, 1980 are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Insurance premiums are deductible for tax purposes in the year paid. Losses in connection with the writedown of investment property are not recognized for income tax purposes until the property is disposed.

      The comparison of financial statement and income tax reporting is as follows:

                                                     Financial         Income
                                                     Statement           Tax

     1996:
       Net income                                  $    16,926      $   203,760
       Partners' equity (deficiency in assets)        (290,122)      (1,780,435)

     1995:
       Net income (loss)                           $    54,444      $   (27,316)
       Partners' equity (deficiency in assets)        (307,048)      (1,984,195)

     1994:
       Net (loss)                                  $   (35,044)     $  (144,494)
       Partners' equity (deficiency in assets)        (361,492)      (1,956,879)


6.    MAJOR TENANTS

      A substantial amount of the Partnership's revenue in 1996 was derived from one major tenant whose rentals amounted to approximately $582,000 or 25% of total revenues.

      A substantial amount of the Partnership's revenue in 1995 was derived from two major tenants whose rentals amounted to approximately $582,000 and $252,000 or 25% and 11%, respectively, of total revenues.

      A substantial amount of the Partnership's revenue in 1994 was derived from two major tenants whose rentals amounted to approximately $534,000 and $252,000 or 23% and 11%, respectively, of total revenues.

                                   * * * * * *

================================================================================
NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
================================================================================
(A LIMITED PARTNERSHIP)

SCHEDULE - RECONCILIATION OF PARTNERS' EQUITY (DEFICIENCY IN ASSETS)
YEARS ENDED NOVEMBER 30, 1996, 1995 AND
1994
--------------------------------------------------------------------------------

The  reconciliation of partners' equity (deficiency in assets) between financial statement and income tax reporting is as follows:
                                                                1996
                                            --------------------------------------------
                                                Limited        General
                                               Partners        Partners          Total
Balance (deficiency) per statement of
 partners' equity                           $  (207,512)    $   (82,610)    $  (290,122)

Add:
  Selling commissions and other offering
    costs not deductible for income tax
    purposes                                  1,395,653                       1,395,653

  Prepaid rents included in income for
    income tax purposes                           8,221              83           8,304

  Writedown of investment property not
    recognized for income tax purposes          214,341           2,165         216,506
                                            -----------     -----------     -----------

                                              1,410,703         (80,362)      1,330,341

Less:
  Excess depreciation deducted for
    income tax purposes                       3,059,861          30,906       3,090,767

  Rent concessions not recognized for
    income tax purposes                          10,750             109          10,859

  Insurance premiums deducted for
    income tax purposes                           9,058              92           9,150
                                            -----------     -----------     -----------

Balance (deficiency) per tax return         $(1,668,966)    $  (111,469)    $(1,780,435)
                                            ===========     ===========     ===========

                                                                1995
                                           --------------------------------------------
                                                Limited        General
                                               Partners        Partners          Total

Balance (deficiency) per statement of
 partners' equity                           $  (224,269)    $   (82,779)    $  (307,048)

Add:
  Selling commissions and other offering
    costs not deductible for income tax
    purposes                                  1,395,653                       1,395,653

  Prepaid rents included in income for
    income tax purposes                          15,377             155          15,532

  Writedown of investment property not
    recognized for income tax purposes          214,341           2,165         216,506
                                            -----------     -----------     -----------


                                              1,401,102         (80,459)      1,320,643

Less:
  Excess depreciation deducted for
    income tax purposes                       3,247,195          32,800       3,279,995

  Rent concessions not recognized for
    income tax purposes                          12,099             122          12,221

  Insurance premiums deducted for
    income tax purposes                          12,496             126          12,622
                                            -----------     -----------     -----------

Balance (deficiency) per tax return         $(1,870,688)    $  (113,507)    $(1,984,195)
                                            ===========     ===========     ===========

                                                                1994
                                           --------------------------------------------
                                                Limited        General
                                               Partners        Partners          Total

Balance (deficiency) per statement of
 partners' equity                           $  (278,169)    $   (83,323)    $  (361,492)

Add:
  Selling commissions and other offering
    costs not deductible for income tax
    purposes                                  1,395,653                       1,395,653

  Prepaid rents included in income for
    income tax purposes                          15,164             153          15,317

  Writedown of investment property not
    recognized for income tax purposes          214,341           2,165         216,506
                                            -----------     -----------     -----------

                                              1,346,989         (81,005)      1,265,984

Less:
  Excess depreciation deducted for
    income tax purposes                       3,165,722          31,977       3,197,699

  Rent concessions not recognized for
    income tax purposes                          19,287             194          19,481

  Insurance premiums deducted for
    income tax purposes                           5,626              57           5,683
                                            -----------     -----------     -----------

Balance (deficiency) per tax return         $(1,843,646)    $  (113,233)    $(1,956,879)
                                            ===========     ===========     ===========

NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III- REAL ESTATE AND ACCUMULATED DEPRECIATION
NOVEMBER 30, 1996
-----------------------------------------------------------------------------------------------------------------------------------

           Column A             Column B                Column C                      Column D                    Column E
           --------             --------                --------                      --------                    --------
                                                                                   Costs             Gross Amount at Which
                                               Initial Cost to Partnership      Capitalized        Carried at Close of Period
                                          ------------------------------------  Subsequent     ------------------------------------
                                                     Buildings and                  to                    Buildings and
         Description         Encumbrances     Land    Improvements    Total     Acquisition        Land    Improvements     Total
Maple Tree Shopping Center,
   St. Louis, Missouri        $1,879,680  $  474,750  $ 2,709,303  $ 3,184,053  $  380,939     $  474,750  $ 3,090,242  $ 3,564,992

Park Plaza I & II
  Office/Warehouse Complex,
  Indianapolis, Indiana          781,320     182,335    2,228,828    2,411,163     136,028 (1)    182,335    2,364,856    2,547,191

Morenci Professional Park,
  Indianapolis, Indiana        1,343,407     320,418    2,689,506    3,009,924     (41,508)(2)    320,418    2,647,998    2,968,416

Jackson Industrial Park,
  Building A, Indianapolis,
  Indiana                      3,994,700     908,539    5,181,390    6,089,929     680,581        908,539    5,861,971    6,770,510
                             -----------  ----------   ----------  -----------  ----------     ----------  -----------  -----------

          Total               $7,999,107  $1,886,042  $12,809,027  $14,695,069  $1,156,040     $1,886,042  $13,965,067  $15,851,109
                             ===========  ==========  ==========   ===========  ==========     ==========  ===========  ===========

                                                             Column F       Column G      Column H       Column I
                                                           --------------------------     --------       --------
                                                                                                       Life on Which
                                                                                                       Depreciation
                                                            Accumulated     Date of         Date      in Latest Income
                                                           Depreciation  Construction     Acquired  Statement is Computed
Maple Tree Shopping Center, St. Louis, Missouri             $2,497,160       1974         10/3/79        5-25 yrs.
Park Plaza I & II Office/Warehouse Complex,
    Indianapolis, Indiana                                    1,648,266    1975, 1979      10/15/80       3-41 yrs.
Morenci Professional Park, Indianapolis, Indiana             1,293,804    1975, 1979       3/27/81         30 yrs.
Jackson Industrial Park, Building A, Indianapolis, Indiana   2,952,763    1976, 1980       3/27/81         30 yrs.
                                                            ----------

          Total                                             $8,391,993
                                                            ==========

(1) Amount is net of a building writedown of $139,281, to reflect the minimum recoverable value to the Partnership.

(2) Amount includes the disposal of Building G of Morenci Professional Park for $482,387 and a building writedown of $77,225 to reflect the minimum recoverable value to the Partnership. (Continued)

                                                                     (Continued)

NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
YEARS ENDED NOVEMBER 30, 1996, 1995 AND 1994
----------------------------------------------------------------------------------------------------------------------

                                                                     1996          1995         1994
(A) Reconciliation of amounts in Column E:

        Balance at beginning of period                          $ 15,458,243   $15,359,430  $15,312,567

        Add - Cost of improvements
                                                                     417,901       135,205       63,324

        Less - Cost of disposals                                     (25,035)      (36,392)     (16,461)
                                                                ------------   -----------  -----------

        Balance at end of period                                $ 15,851,109   $15,458,243  $15,359,430
                                                                ============   ===========  ===========
(B) Reconciliation of amounts in Column F:

        Balance at beginning of period                          $  7,942,832   $ 7,541,195  $ 7,086,498

        Add - Provision during the period                            474,196       438,029      471,158

        Less - Depreciation on disposals                             (25,035)      (36,392)     (16,461)
                                                                ------------   -----------  -----------

        Balance at end of period                                $  8,391,993   $ 7,942,832  $ 7,541,195
                                                                ============   ===========  ===========

(C)  The aggregate cost of real estate owned for
        federal income tax purposes                             $ 16,067,615   $15,674,749  $15,575,936
                                                                ============   ===========  ===========


                                                                                            (Concluded)
                                      -32-